SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement"), dated as of September 15, 2021, is entered into among the shareholders of the Company (as defined herein) named in Schedule A attached hereto (each, a "Vendor", and together, the "Vendors"), Adastra Holdings Ltd., a British Columbia corporation ("Adastra Holdings"), and Adastra Labs Inc., a British Columbia corporation (the "Purchaser", and together with Adastra Holdings, the "Purchasers").

RECITALS

WHEREAS:

A. The Vendors own all of the Shares (as defined herein) in the capital of 1204581 B.C. Ltd., a company existing under the Business Corporations Act (British Columbia) (the "Company");

B. The Vendors wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendors, the Shares, subject to the terms and conditions set forth herein; and

C. The Purchaser is a wholly‐owned subsidiary of Adastra Holdings, and Adastra Holdings wishes to pay the entire portion of the Purchase Price (as defined herein), issuable in Common Shares (as defined herein), on behalf of the Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the meanings specified or referred to in this Article 1:

"Accounts Receivable" means all receivables of the Company as of the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied.

"Adastra Holdings" has the meaning set forth in the preamble.

"Adastra Holdings Disclosure Record" means all press releases, material change reports, material contracts, management proxy circulars, financial statements, management's discussion & analyses, prospectuses and all other documents required by Applicable Securities Laws to be filed by or on behalf of Adastra Holdings prior to the date of this Agreement.

"Adastra Holdings' Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of the Chief Executive Officer of Adastra Holdings, after having made reasonable inquiry of those persons who should have appropriate knowledge regarding the relevant matter after reviewing this Agreement, in order to provide the representations and warranties in this Agreement.

"Acquisition Proposal" has the meaning set forth in Section 5.3(a).

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"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, judicial or quasi‐judicial inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice of reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

"Affiliate" when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term "controlled" has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

"Agreement" has the meaning set forth in the preamble.

"Applicable Securities Laws" means all securities and corporate laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies that are applicable to Adastra Holdings.

"Articles" means the original or restated articles of incorporation, articles of amendment, articles of continuance, articles of amalgamation, articles of arrangement, articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

"Assessment" has the meaning set forth in Section 5.11(d).

"Assets" means all of the assets, real and personal, tangible and intangible of the Company.

"Balance Sheet" has the meaning set forth in the definition of "Financial Statements" in this Article 1.

"Balance Sheet Date" has the meaning set forth in the definition of "Financial Statements" in this Article 1.

"Basket" has the meaning set forth in Section 7.4(a).

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"Benefit Plan" means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Company, or any spouses, dependents or survivors of any employee or former employee of the Company, or in respect of which the Company is a party to or bound by or is obligated to contribute or in any way liable, whether ornot insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long‐ term and short‐term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity‐based compensation, change of control benefits, profit‐sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution Pension Plan and any group registered retirement savings plan), and supplemental pension, except that the term "Benefit Plans" shall not include any statutory plans with which the Company is required to comply, including the Canada Pension Plan and plans administered under applicable provincial health tax, workers' compensation, workplace health and safety and employment insurance legislation.

"Books and Records" means: (a) all of the Company's books of account, accounting records and other financial data and information, including copies of filed Tax Returns and Assessments for each of the financial years of the Company commencing after the Tax year ended seven years before the date of this Agreement excluding the Assessment for the most recently completed financial period; (b) the corporate records of the Company; (c) all services and purchase records, lists of suppliers, patients and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, the Company or the Business; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise, that are in the possession or under the control of the Company, Vendors or an Affiliate thereof, including all data and information stored electronically or on computer related media.

"Business" means the existing business of the Company which is the marketing and promotion of cannabis extract products.

"Business Day" means any day except Saturday, Sunday or any other day on which banks located in Vancouver, British Columbia are authorized or required by Law to be closed for business.

"Calculation Time" means 11:59 p.m. Vancouver, British Columbia, time on the day immediately preceding the Closing Date.

"Cash and Securities" means: (a) cash, excluding restricted cash; (b) money in bank accounts plus uncleared deposits less outstanding cheques; (c) guaranteed income certificates, certificates of deposit, banker's acceptances and similar instruments issued by a Canadian financial institution; and (d) marketable securities of the Company, determined in accordance with GAAP consistently applied, the whole calculated as of the Calculation Time.

"CASL" means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio‐television and Telecommunications Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada).

"Closing" has the meaning set forth in Section 2.5.

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"Closing Date" means September 30, 2021, or such other date as may be agreed upon by the parties to this Agreement.

"Closing Date Tax Year" has the meaning set forth in Section 5.11(a).

"Closing Time" means 12:01 a.m. (Pacific Standard Time) on the Closing Date or such other time on the Closing Date as the parties agree in writing that the Closing shall take place.

"Collective Agreement" means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would cover any of the Employees.

"Common Share" means a common share in the capital of Adastra Holdings.

"Company" has the meaning set forth in the recitals.

"Confidentiality Contracts" has the meaning set out in Section 3.9(a)(vi).

"Consideration Shares" has the meaning set out in Section 2.2, and "Consideration Share" means any one of them.

"Consultants" means those Persons engaged as independent contractors by the Company on the date of this Agreement.

"Contracts" means all contracts, leases, deeds, mortgages, licences, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Corporate IP" means all Intellectual Property that is owned or used by the Company.

"Corporate IP Agreements" means all licences, sublicences, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

"Corporate IP Registrations" means all Corporate IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including, registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Current Assets" means Cash and Securities, Accounts Receivable, inventories and prepaid expenses and deposits of the Company as at the Calculation Time, determined in accordance with GAAP consistently applied, but does not include: (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing; and (b) deferred Tax assets.

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"Current Liabilities" means, without duplication, payables, accrued liabilities, bank indebtedness, accrued Taxes and other accrued charges of the Company, determined in accordance with GAAP consistently applied, but does not include: (a) accrued provisions, including the applicable percentage of Tax credits claimed in the Tax Return for the taxation year of the Company deemed under section 249(4)(a) of the Tax Act to have ended as a result of the transactions contemplated by this Agreement where the amount of these Tax credits are required to be included in income for the immediately following taxation year to the extent that such amount is not offset by non‐capital losses of the Company; (b) deferred Tax liabilities; and (c) the current portion of long term debt, determined in accordance with GAAP consistently applied.

"Direct Claim" has the meaning set forth in Section 7.5(c)).

"Disclosure Schedules" means the schedules attached to this Agreement delivered by the Vendors to the Purchasers concurrently with the execution and delivery of this Agreement.

"Disposal" means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

"Dollars" or "$" means the lawful currency of Canada.

"Employees" means those individuals employed by the Company on the date of this Agreement.

"Encumbrances" means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right‐of‐way, encroachment, building or use restriction, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security under sections 426 or 427 of the Bank Act (Canada), trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive licence or sole licence, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting the Company, the Shares or the Assets.

"Equity Compensation Plans" means any deferred profit sharing plans, employee profit‐sharing plans and equity compensation plans that provide for grants of restricted shares or performance bonuses.

"Exchange" means the Canadian Securities Exchange.

"Exchange Policies" means the rules and polices of the Exchange in effect as at the Closing Date.

"Financial Statements" means collectively the unaudited financial statements of the Company for the twelve‐month period ended September 30, 2020 (the "Balance Sheet Date") and the unaudited interim financial statements of the Company for the nine month period ended June 30, 2021 consisting of a balance sheet (the "Balance Sheet"), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto.

"Force Majeure Event" has the meaning set forth in Section 9.13.

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"GAAP" means generally accepted accounting principles as set forth in the CPA Canada Handbook - Accounting for an entity that prepares its financial statements in accordance with Accounting Standards for Private Enterprises, at the relevant time, applied on a consistent basis.

"Governmental Authority" means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; and (d) any quasi‐ governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

"GST/HST" means all taxes levied under Part IX of the Excise Tax Act (Canada).

"Hardware" means mainframes, personal computers, servers, encryption equipment, data storage equipment, network equipment, routers, semi‐conductor chips, embedded Software, and communication lines and other equipment.

"Impacted Party" has the meaning set forth in Section 9.13.

"Indemnified Party" has the meaning set forth in Section 7.5.

"Indemnifying Party" has the meaning set forth in Section 7.5.

"Independent Contractor" means: (a) any individual who is not, or was not (with respect to former Independent Contractors), an employee, officer or director of the Company, or any such individual's personal services company, and which individual or personal services company receives or received remuneration from the Company under a Contract for services; and (b) any individual who is an employee, officer or director of the Company, but who in the past was an individual who was not an employee, officer or director of the Company or any such individual's personal services company, and which individual or personal services company received remuneration from the Company under a Contract for services.

"Insurance Policies" has the meaning set forth in Section 3.16.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, all registrations and applications for, and renewals and extensions of, such rights, and the goodwill connected with the use of and symbolized by any of the foregoing, including any and all: trademarks, service marks, trade names and similar designations of source or origin; websites and domain names; copyrights, designs and design registrations, and works of authorship, whether or not copyrightable; industrial designs; Software; trade secrets; inventions and invention disclosures, whether or not patentable; integrated circuit topographies and mask works; and patents (including all registrations, reissues, divisional applications or analogous rights, continuations, continuations‐in‐part and extensions thereof).

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"Interim Period" means the period of time from and including the date of this Agreement to the Closing Time.

"Law" means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.7.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including legal fees, disbursements and charges on a solicitor‐client basis and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that "Losses" shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Company; or (b) the ability of the Vendors to consummate the transactions contemplated hereby on a timely basis; provided that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates, including any conditions resulting from the COVID‐19 pandemic and its variants or any related government mandated restrictions; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except under Section 3.6; (vi) any changes in accounting rules or principles, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

"Material Contracts" has the meaning set forth in Section 3.9(a).

"Material Customers" has the meaning set forth in Section 3.14.

"Material Suppliers" has the meaning set forth in Section 3.15.

"Month‐End Financial Statements" means collectively the unaudited and management prepared unconsolidated financial statements of the Company for the most recent month‐end period following the Balance Sheet Date consisting of a balance sheet and statement of earnings (loss) and retained earnings prepared consistently with the manner such documents have been prepared in prior periods.

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"NI 45‐106" means National Instrument 45‐106 ‐ Prospectus Exemptions.

"Non‐Current Liabilities" mean the long‐term liabilities of the Company that are not due to be paid within 12 months during the normal course of business in accordance with GAAP.

"Notice" has the meaning set forth in Section 5.11(b).

"Occupational Health and Safety Acts" means the Workers Compensation Act (British Columbia) and all other legislation of any applicable jurisdiction dealing with any of the subject matter of that Act or with respect to any aspect of the occupational health and safety of employees.

"Open Source Licence Terms" means licence terms that (a) require Software or Hardware designs to be generally (i) disclosed to third parties (in the case of Software, in source code form in whole or in part); (ii) licensed to third parties for the purpose of making derivative works; (iii) redistributable to third parties, at no charge, (b) otherwise prohibit or limit the receipt of consideration in connection with sublicensing or distributing of any such Software or Hardware designs; or (c) except as specifically required by applicable Laws, allow any Person to decompile, disassemble or otherwise reverse‐engineer any Software or Hardware.

"Ordinary Course", when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day‐to‐day business activity of the Company conducted in a manner consistent with the Company's past practice.

"Outside Date" means October 31, 2021.

"Pension Plan" means a "registered pension plan" as that term is defined in section 248(1) of the Tax Act.

"Permits" means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent or, if overdue, are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves are being maintained and for which appropriate accruals have been established in the Financial Statements, as applicable, in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker's compensation, employment insurance, and Canada Pension Plan program mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) restrictions on the transfer of securities arising under Law or under the Articles of the Purchaser or its subsidiaries, as applicable; (d) the rights of counterparties under any Contracts; (e) undetermined or inchoate Encumbrances imposed or permitted by laws and incurred in the Ordinary Course or the ordinary course of the business of the Purchaser or its subsidiaries, as applicable, such as builder's liens, construction liens, materialmens' liens and other liens, privileges or other charges of a similar nature that relate to obligations not due (or delinquent or, if due and delinquent, are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves are being maintained; (f) security given in the Ordinary Course or the ordinary course of the business of the Vendors or its subsidiaries, to a public utility or any municipality or governmental or public authority in connection with the operation of the Business or the business of the Purchaser or its subsidiaries, as applicable; and (g) Encumbrances listed in Article 1 of the Disclosure Schedules.

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"Person" means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

"Personal Information" means any factual or subjective information, recorded or not, about an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Company who is a natural person or a natural person who is a shareholder of the Vendors, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title, business address or telephone number of an employee of the Company.

"Pre‐Closing Tax Period" shall mean any Tax Period ending before the Closing and any pre‐ Closing portion of a Straddle Period.

"Privacy Law" means each Law applicable to the collection, use, Processing, sharing, sale, retention, disposal, and security of Personal Information, including, without limitation: (i) the Personal Information Protection and Electronic Documents Act (Canada), (ii) the Personal Information Protection Act (British Columbia), and (iii) to the extent applicable, Laws and rules relating to, biometrics, internet of things, direct marketing, e‐mails, text messages, robocalls, or telemarketing.

"Processing" means any operation or set of operations which is performed upon the Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction.

"Purchase Price" has the meaning set forth in Section 2.1.

"Purchaser" has the meaning set forth in the preamble.

"Purchasers" has the meaning set forth in the preamble.

"Purchaser Indemnitees" has the meaning set forth in Section 7.2.

"Purchaser's Accountant" means Davidson & Company LLP.

"Purchaser's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of the Chief Executive Officer of the Purchaser, after having made reasonable inquiry of those persons who should have appropriate knowledge regarding the relevant matter after reviewing this Agreement, in order to provide the representations and warranties in this Agreement.

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"Real Property" means rights, title, estate and interest, present or future, in and to any lands or premises, including buildings, erections, structures, fixtures and improvements of any nature or kind now and hereafter situated thereon and all other appurtenances thereto.

"Related Party" has the meaning set forth in Section 3.22(b).

"Related Party Debt" means all Liabilities owed by the Company to the Vendor or any other Related Party.

"Related Person" has the meaning set forth in Section 3.22(a).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, lawyers, accountants and other agents of such Person.

"Restricted Period" has the meaning set forth in Section 5.8(a).

"Restrictive Covenants" has the meaning set forth in Section 5.8(f).

"Security Incident" means (a) any breach of the Company's databases or Systems resulting from any virus, timer, clock, counter, time lock, time bomb, Trojan horse, worms, file infectors, or boot sector infectors, design, instruction, routine or surveillance Software, codes or routines, or any type of deficiency in the Company's databases or Systems that would reasonably be expected, if triggered, to: (i) erase data or programming; (ii) have a material adverse impact on the Business, Personal Information or other data of the Business; (iii) cause the Systems of the Company to become inoperable or otherwise incapable of being used in the full manner for which such Systems were intended to be used; (iv) would allow access to the Company's databases or Systems in an unauthorized manner; or (v) allow the Systems or databases to be exposed to any type of malware, ransomware or hacking attack; or (b) any failure of the Company's back‐up data processing services.

"Selected CPA Firm" has the meaning set forth in Section 5.11(b).

"Shares" means all of the issued and outstanding shares in the capital of the Company, being the common shares, and if applicable, the preferred shares.

"Software" means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext markup language, wireless markup language, xml and other computer markup languages, in object, source code or other code format.

"Straddle Period" means any Tax Period beginning before the Closing and ending after the Closing.

"Systems" has the meaning set forth in Section 3.12(k).

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"Tax Act" means the Income Tax Act (Canada).

"Tax" or "Taxes" means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including GST/HST, sales, use, consumption, excise, customs, anti‐dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties or other additions associated therewith, whether or not disputed.

"Tax Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

"Tax Return" means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

"Third Party Claim" has the meaning set forth in Section 7.5(a).

"Transaction Documents" means this Agreement.

"Vendors" has the meaning set forth in the preamble.

"Vendor Indemnitees" has the meaning set forth in Section 7.3.

"Vendor's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of each of the Vendors, after having made reasonable inquiry regarding those matters that a reasonable vendor would consider material in order to provide the representations and warranties in this Agreement.

"Working Capital" means the Current Assets of the Company, less the Current Liabilities of the Company.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale

Subject to the terms and conditions set forth herein, at the Closing, each of the Vendors shall sell to the Purchaser, and the Purchaser shall purchase from each of the Vendors, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2 (the "Purchase Price").

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2.2 Purchase Price

The Purchase Price for the Shares shall be 20,000,000 Common Shares (the "Consideration Shares"), at a deemed issue price of $0.96 per Common Share. The Purchase Price shall be satisfied by Adastra Holdings issuing to each of the Vendors the Consideration Shares on a pro rata basis as set out in Schedule A, on the Closing Date.

2.3 No Fractional Consideration Shares

Notwithstanding any other provision of this Agreement, no fractional Consideration Shares will be issued to a Vendor in exchange for the Shares. In lieu of any fractional securities, any Vendor entitled to receive a fractional number of Consideration Shares will have such fraction rounded down to the nearest whole number of applicable Consideration Shares.

2.4 Transactions to be Effected at the Closing

(a) At the Closing, Adastra Holdings, on behalf of the Purchaser, shall deliver to each of the Vendors, share certificates or Direct Registration System slips evidencing the Consideration Shares, as set out in Schedule A.

(b) At the Closing, the Purchaser shall deliver to each of the Vendors the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Purchaser at or before the Closing under Section 6.3.

(c) At the Closing, each of the Vendors shall deliver to Purchaser:

(i) share certificates representing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank, as set out in Schedule A; and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by each of the Vendors at or before the Closing under Section 6.2.

2.5 Closing

Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing by way of the exchange between the Purchasers' counsel and the Vendor's counsel of executed documents and other deliverables on the basis of professional undertakings or trust conditions (the "Closing").

2.6 Applicable Securities Laws

Each of the Vendors acknowledge and agree that the Consideration Shares will be issued pursuant to an exemption from Applicable Securities Laws in accordance with section 2.16 of NI 45‐106.

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2.7 Tax Election

At the request of any of the Vendors, the Purchaser will complete, sign and deliver the form of joint election prescribed by section 85(1) of the Tax Act with the respective Vendor in respect of that part of the Purchase Price that was paid by the issuance of the Consideration Shares (the "Section 85 Election"), which Section 85 Election will specify as the "agreed amount" the Vendor's adjusted costs base of its Purchased Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Vendors represents and warrants to the Purchasers, on a joint and several basis, that the statements contained in this Article 3 are true and correct as of the date hereof.

3.1 Authorization of the Vendors

This Agreement has been duly executed and delivered by each Vendor, and (assuming due authorization, execution and delivery by the Purchasers), this Agreement constitutes a legal, valid and binding obligation of each Vendor enforceable against the respective Vendor in accordance with its terms. When each other Transaction Document to which each of the Vendors is or will be a party has been duly executed and delivered by such Vendor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of the Vendor enforceable against him in accordance with its terms.

3.2 Corporate Status and Extra‐Provincial Registration of the Company

The Company is a corporation incorporated and validly existing under the Laws of British Columbia and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or the bankruptcy, insolvency, liquidation or winding up of the Company. The Company has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Company has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.2 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licenced or registered to carry on business, and the Company is duly licenced or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing. The Company is a "private issuer" with the meaning of section 2.4(1) of National Instrument 45‐106 ‐ Prospectus Exemptions.

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3.3 Capitalization

(a) The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of preferred shares. As of the date hereof, there are 100,000 common shares without par value issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non‐assessable. Each of the Vendors represents and warrants that it is the registered and beneficial owner of the Shares free and clear of all Encumbrances and that upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of such Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which each of the Vendors or the Company are a party or are subject to or in violation of any preemptive or similar rights of any Person.

(c) As of the date hereof, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Company or obligating each of the Vendors or the Company to issue or sell any shares of, or any other interest in, the Company. The Company does not have outstanding or authorized any share appreciation, phantom share, profit participation, Equity Compensation Plans or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.4 No Subsidiaries

The Company does not own, or have any interest in any shares or have securities, or another ownership interest, in any other Person.

3.5 No Conflicts; Consents

The execution, delivery and performance by each of the Vendors of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation, breach of, or default under, any provisions of the Articles, Notice of Articles or other constating documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each of the Vendors or the Company; (c) except as set forth in Section 3.5 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which each of the Vendors or the Company are a Party or by which each of the Vendors or the Company are bound or to which the Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each of the Vendors or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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3.6 Financial Statements

(a) Complete copies of the Company's Financial Statements have been delivered to Purchasers. The Financial Statements have been prepared in accordance with GAAP and applied on a consistent basis throughout the period involved. When delivered, the Month‐End Financial Statements will be prepared and applied on a consistent basis throughout the period involved.

(b) The Financial Statements: (i) are based on the Books and Records of the Company; and (ii) fairly, completely and accurately present in all material respects the Assets, Liabilities and financial position of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods covered thereby.

(c) When delivered, the Month‐End Financial Statements: (i) will be based on the Books and Records of the Company; and (ii) will fairly, completely and accurately present in all material respects the Assets, Liabilities and financial position of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods covered thereby.

(d) The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 Undisclosed Liabilities

The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that are required by GAAP to be included in the balance sheet of the Company (collectively, the "Liabilities"), except: (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those that have been incurred in the Ordinary Course consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

3.8 Absence of Certain Changes, Events and Conditions

Since the Balance Sheet Date, and other than in the Ordinary Course consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Articles, Notice of Articles or other constating documents of the Company;

(c) split, consolidation or reclassification of any shares in the Company;

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(d) issuance, sale or other disposition of any shares in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in the Company;

(e) declaration or payment of any dividends or distributions on or in respect of any Shares in the Company or redemption, retraction, purchase or acquisition of its Shares;

(f) material change in any method of accounting or accounting practice of the Company;

(g) material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course in an amount in excess of $10,000 consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) material damage, destruction or loss (whether or not covered by insurance) to any of its Assets;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(n) any capital expenditures in an amount in excess of $10,000;

(o) imposition of any Encumbrance upon any of the Shares or Assets, tangible or intangible;

(p) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, Independent Contractor or consultant;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, Independent Contractor or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral, unless it has received the prior written consent of the Purchaser;

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(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(s) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t) adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings by the Company or its creditors seeking to adjudicate the Company as bankrupt or insolvent, making a proposal with respect to the Company under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver‐manager, agent, custodian or similar official for the Company or for any substantial part of its Assets;

(u) purchase, lease or other acquisition of the right to own, use or lease any Assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

(v) acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(w) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Company; or

(x) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts (including, brokerage contracts) listed or otherwise disclosed in Section 3.9(b) or any of the other Disclosure Schedules and all Corporate IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being "Material Contracts"):

(i) Except for employment agreements and Contracts with Independent Contractors or consultants (or similar arrangements) disclosed in Sections 3.20(b) and 3.20(f) of the Disclosures Schedules, each Contract of the Company involving aggregate consideration in excess of $100,000 per year and that, in each case, cannot be cancelled by the Company without penalty or without more than 90 days' notice;

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(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v) all employment agreements and Contracts with Independent Contractors or consultants (or similar arrangements) to which the Company is a party and that are not cancellable without material penalty or without more than 90 days' notice;

(vi) all confidentiality Contracts containing standard confidentiality terms with Employees (each, a "Confidentiality Contract");

(vii) all Contracts relating to indebtedness (including guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Company to manage, or supervise the management, of the business and affairs of the Company;

(xii) all Contracts between or among (A) the Company and (B) each of the Vendors or any Affiliate of each of the Vendors (other than the Company);

(xiii) all Collective Agreements to which the Company is a party; and

(xiv) any other Contract that is material to the Company and not previously disclosed under this Section 3.9.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchasers.

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3.10 Title to Assets; Real Property; Leases

(a) The Company is the legal and beneficial owner of the personal property and other Assets reflected in the Financial Statements.

(b) The Company has good and marketable title, or a valid leasehold interest in, all personal property and other Assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than Assets sold or otherwise disposed of in the Ordinary Course consistent with past practice since the Balance Sheet Date. All personal property and Assets (including leasehold interests) will be free from all Encumbrances except for Permitted Encumbrances by the Closing Date.

(c) Section 3.10(c) of the Disclosure Schedules lists all personal property owned by the Company with a fair market value of at least $10,000 on an individual asset basis.

(d) The Company does not own or hold, and has never owned or held, registered or beneficial fee simple, freehold or leasehold title to any Real Property and is not subject or party to any agreement or option to own freehold title to any Real Property or any interest in Real Property, except as set out in Section 3.10(d) of the Disclosure Schedules.

3.11 Condition and Sufficiency of Assets

Except as set forth in Section 3.11 of the Disclosure Schedules or any of the other Disclosure Schedules, the machinery, equipment and other items of tangible personal property of the Company are in good operating condition and repair for assets of similar age, usage and quality, and are adequate for the uses to which they are being put, and none of such machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The machinery, equipment and other items of tangible personal property currently owned or leased by the Company, together with all other Assets of the Company, are sufficient for the continued conduct of the Company's Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Company as currently conducted.

3.12 Intellectual Property

(a) Section 3.12(a) of the Disclosure Schedules lists all: (i) Corporate IP Registrations; and (ii) Corporate IP, including Software, that are not registered but that are material to the Company's Business or operations. All registrations, filings and actions necessary to preserve the rights of the Company to the Corporate IP have been made or taken in accordance with applicable Laws. All required filings and fees related to the Corporate IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Corporate IP Registrations are otherwise in good standing. Each of the Vendors has provided the Purchasers with true and complete copies of file histories, documents, certificates, examiner's reports, office actions, correspondence and other materials related to all Corporate IP Registrations.

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(b) The Corporate IP constitutes all of the Intellectual Property required to carry on the Business and for the unimpaired continued operation of the Business following the Closing. Except as set forth in Section 3.12(b) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Corporate IP Registrations, registered, owner of all right, title and interest in and to the Corporate IP, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business or the Company's current operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(c) All of the registered trademarks that form part of the Corporate IP have been in continuous use by the Company, as required by applicable Laws in all relevant jurisdictions in which trademark protection is claimed, and all of the trademarks for which the Company has obtained or applied for a registration have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. There has been no prior use of such trademarks by any Person that would confer upon said Person superior rights in such trademarks. The Company has adequately policed the use of such trademarks against infringement by any Person so as to maintain the validity of such trademarks in all relevant jurisdictions.

(d) Section 3.12(d) of the Disclosure Schedules lists all Corporate IP Agreements, including all Corporate IP Agreements where the Company has licensed the Corporate IP to third parties. Each of the Vendors has provided the Purchasers with true and complete copies of all such Corporate IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Corporate IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Corporate IP Agreement. Except as set out in Section 3.12(d) of the Disclosure Schedules, the Company has not assigned, licensed or granted any other right to the Corporate IP and no other Person has any right to the Corporate IP.

(e) No current or former employee, consultant or Independent Contractor of the Company or any of its Affiliates has any right, licence, claim or interest whatsoever in or with respect to any of the Corporate IP. All current and former employees, consultants and Independent Contractors of the Company have executed full and irrevocable assignments to the Company, of all of the Intellectual Property conceived or reduced to practice by them for the Company and such assignments include waivers of all non‐ assignable rights (including moral rights) in favor of the Company. None of the employees, consultants or Independent Contractors have excluded from their assignments of Intellectual Property any pre‐existing or prior works, inventions or other Intellectual Property. No current or former employee, consultant or Independent Contractor is or was (while employed or engaged by the Company) subject to any obligation to or restriction in favor of any other Person, whether contractual or otherwise (including obligations relating to confidentiality, non‐competition or possession of proprietary information) that limits or purports to limit the ability of such current or former employee, consultant or Independent Contractor to engage in or continue or perform any conduct, activity, duties, or practice relating to the Business or to assign to the Company any rights to any invention, improvement, discovery or other Intellectual Property of any nature or that would conflict with or adversely affect the Business as presently conducted and planned to be conducted. All current and former employees, consultants and Independent Contractors have executed written agreements with the Company that protect the confidentiality of all Corporate IP.

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(f) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or the Company's operations as currently conducted.

(g) The Company's rights in the Corporate IP are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Corporate IP and to protect and preserve the confidentiality of all trade secrets included in the Corporate IP, including requiring all Persons having access thereto to execute written non‐disclosure agreements or to otherwise be subject to non‐disclosure obligations, as applicable.

(h) The Corporate IP is properly recorded and documented, and the records and documentation relating to the Corporate are current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(i) The Business, as currently and formerly conducted, and the processes and services of the Company, including the Corporate IP, have not infringed, misappropriated, diluted or otherwise violated, and do and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Corporate IP.

(j) There are no Actions (including any oppositions, expungement proceedings, interferences or re‐examinations) settled, or to each of the Vendors' Knowledge pending or threatened (including in the form of offers to obtain a licence): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Corporate IP or the Company's rights with respect to any Corporate IP; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Corporate IP. The Company is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any Corporate IP.

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(k) The information technology and data processing systems, Hardware, facilities and services used by the Company, including all Software developed by the Company,technology, networks, communications facilities, platforms and related systems and services (collectively, the "Systems"), are adequate for the operation of the Business and, the Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems under the Company's control are substantially free from any material defects, bugs and errors, and do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.

(l) Except as disclosed in Section 3.12(l) of the Disclosure Schedules, there has been no Security Incident nor has there been: (i) a failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any use of the Systems or the conduct of the Business; or (ii) a defect or weakness in the Systems or databases under the control of the Company that has caused any unauthorized access, use, copying, modification, theft or destruction of the Company's data, Intellectual Property, or Personal Information. The Company has implemented business continuity, back‐up and disaster recovery policies, procedures and systems that are consistent with generally accepted industry standards and sufficient to maintain the operation of the Business in all material respects.

3.13 Accounts Receivable

The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Company involving the rendering of services in the Ordinary Course consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set‐off or other defences or counter‐claims; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Company have been consistently applied, subject to normal year‐end adjustments.

3.14 Customers

Section 3.14 of the Disclosure Schedules sets forth: (i) each customer who currently pays regular support payments to the Company for goods or services rendered in an amount greater than or equal to $10,000 per year (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each of the Material Customers. Except as set forth in Section 3.14 of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

3.15 Suppliers

Section 3.15 of the Disclosure Schedules sets forth: (i) each supplier to whom the Company pays consideration for goods or services rendered in an amount greater than or equal to $50,000 per year (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each of the Material Suppliers during such periods. Except as set forth in Section 3.15 of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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3.16 Insurance

Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers compensation, vehicle, director's and officers' liability, fiduciary liability and other casualty and property insurance maintained by each of the Vendors or their respective Affiliates (including the Company) and relating to the Assets, Business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of each of the Insurance Policies have been made available to Purchasers. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No Vendor nor any of their respective Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable before Closing, will be paid before Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience‐based liability on the part of the Company. All such Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth in Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Vendor nor any of their respective Affiliates (including the Company) is default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type customarily carried by Persons conducting a business similar to the Business of the Company, and the amount will be sufficient for compliance with all applicable Laws and Contracts to which the Company is a party (including all agreements with customers) by the Closing Date.

3.17 Legal Proceedings; Governmental Orders

(a) There are no Actions pending or threatened: (a) against or by the Company affecting any of its Assets (or by or against a Vendor or any Affiliate thereof and relating to the Company); or (b) against or by the Company, a Vendor or any Affiliate of a Vendor that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for a legal claim.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Assets.

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3.18 Compliance With Laws; Permits

(a) The Company has complied, and continues to comply, in all material respects with all Laws, including Privacy Laws, applicable to it or its Business or Assets. The Company has implemented all necessary policies to comply with CASL and has complied in all material respects with the in‐force requirements of CASL.

(b) As of the Closing Date, the Company has complied, and continues to comply, in all material respects, with all requirements of Privacy Laws, Governmental Orders or industry standard setting organizations in British Columbia. The Company has not received any Governmental Order or other inquiry or notification from any Governmental Authority regarding actual or suspected non‐compliance or violation of any data protection principles or Law and, to each of the Vendors' Knowledge, no fact or circumstance exists which may result in any Governmental Order or other inquiry or notification from any Governmental Authority regarding actual or suspected non‐ compliance or violation of any data protection principles or Law. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of Personal Information, and, to each of the Vendors' Knowledge, no facts or circumstances exist that might give rise to such a claim insofar as the same relate to the Business.

(c) All Permits required for the Company to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(c) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(c) of the Disclosure Schedules.

3.19 Benefit Plans

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list of all Benefit Plans and all material documents that support each Benefit Plan. The Company is not a party to or bound by, nor does the Company have any Liability with respect to, any Benefit Plans other than those listed in Section 3.19(a) of the Disclosure Schedules.

(b) There are no participating employers that have any obligations or Liabilities with respect to any Benefit Plan other than the Company and the Company has no obligations or Liabilities under any Benefit Plan, including to provide benefits, to any Person who is not an employee, director or officer or former employee, director or officer of the Company.

(c) No Benefit Plan is a Pension Plan, and none of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees of the Company or to the beneficiaries or dependents of such Employees or former employees.

(d) Except as set forth in Section 3.19(d) of the Disclosure Schedules, the Company does not have any obligation to pay any change‐in‐control, sale, completion, incentive, stay, retention and similar bonuses or payments to any current or former employee as a result of the transactions contemplated by this Agreement.

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3.20 Employment Matters

(a) Section 3.20(a) of the Disclosure Schedules sets forth the list of Employees which indicates: (i) the titles of all Employees together with the location of their employment;

(ii) the date each Employee was hired; (iii) which Employees are and which are not subject to a written employment agreement with the Company; (iv) which Employees are and which are not subject to a Confidentiality Contract; (v) the annual, monthly or hourly wage of each Employee at the date of such list, any bonuses paid to each Employee since the end of the Company's last completed financial year and before the date of such list and all other bonuses, incentive schemes, benefits, commissions and other material compensation to which each Employee is entitled; (vi) the vacation days to which each Employee is entitled on the date of such list; and (vii) the Employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident or other disabling condition.

(b) Section 3.20(b) of the Disclosure Schedules lists: (i) all Contracts with any Employee who is a manager or executive of the Company or is being provided with an annual compensation of more than $50,000; and (ii) all Contracts that provide for severance, termination or similar payments or entitlements of more than $5,000, including on a change of control of the Company.

(c) Correct and complete copies of all the Contracts set out in Section 3.20(b) of the Disclosure Schedules have been made available to Purchaser and templates of the Contracts that describe all of the terms of the Contracts relating to the list of Employees set out in Section 3.20(a) of the Disclosure Schedules have been made available to Purchaser.

(d) All Employees and Independent Contractors are subject to a written employment contract or written consulting contract with the Company. No Employee or Independent Contractor is subject to an oral employment or consulting contract with the Company, and no Employee or Independent Contractor has any oral entitlements in addition to their entitlements under their written employment or consulting contracts with the Company.

(e) The Company is not currently, and has not been, a party to any Collective Agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.

(f) Section 3.20(f) of the Disclosure Schedules lists: (i) all Persons who are currently performing services for the Company as Independent Contractors under a Contract; (ii) the current rate of compensation; (iii) the fees paid by the Company during the prior 12‐ month period to each Independent Contractor under a Contract; (iv) whether each Independent Contractor is or is not subject to written agreements with the Company; and (v) whether such Independent Contractor has or could have access to confidential information of the Company (the "Contractor Information").

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(g) No Independent Contractor that was previously engaged by the Company or its Affiliates has any ownership rights in or to any Corporate IP.

(h) In the three years before the date of this Agreement, no notice in writing has been received by the Company of any complaint filed by any of its Employees or former employees against the Company or any current or former director or officer thereof nor, is any complaint pending, nor to any Vendors' Knowledge, is any complaint threatened, claiming or alleging that the Company has violated any Laws applicable to the Employee or human rights or of any complaints or Actions of any kind involving the Company or any of the Employees before any Governmental Authority, including a labour relations board, tribunal or commission.

(i) Other than in the Ordinary Course consistent with past practice, there has been no increase in compensation from the base salary payable to the Employees between the Balance Sheet Date and the date of this Agreement.

(j) No Employee has stated that he or she will resign or retire or cease to provide work or services as a result of the closing of the transactions contemplated by this Agreement.

(k) There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which the Company has received before the date of this Agreement during the past three years from any workplace safety and insurance or workers compensation board or similar Governmental Authority in any jurisdiction where the Business is carried on that remain unpaid.

(l) All inspection reports received by the Company in the past three years under the Occupational Health and Safety Acts have been made available to Purchasers. There are no outstanding Governmental Orders nor any pending charges made under any Occupational Health and Safety Acts relating to the Company or the Business and there have been no fatal or critical accidents within the last three years that might reasonably be expected to lead to charges involving the Company under the Occupational Health and Safety Acts. The Company has complied with all Governmental Orders issued under the Occupational Health and Safety Acts in all material respects.

(m) Each Independent Contractor, including the Independent Contractors who are listed in Section 3.20(f) of the Disclosure Schedules, has been properly classified as an independent contractor and to each of the Vendors' Knowledge, the Company has not received any notice in writing or any material oral notice from any Governmental Authority disputing such classification.

3.21 Taxes

Except as set forth in Section 3.21 of the Disclosure Schedules:

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(a) The Company has duly and timely filed with all appropriate Governmental Authorities all of its Tax Returns required to be filed. Each such Tax Return was true, correct and complete in all material respects. All Taxes shown as due on any Tax Returns and payable by the Company (whether or not assessed or reassessed by the appropriate Governmental Authority) have been paid.

(b) No Governmental Authority of a jurisdiction in which the Company has not filed a Tax Return has made any claim that the Company is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that the Company is subject to Tax in a jurisdiction in which the Company does not file Tax Returns.

(c) There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Company.

(d) True copies of all Tax Returns prepared and filed by the Company during the past three years, together with any notices of assessment of the Company during the past three years, have been made available to Purchasers on or before the date of this Agreement.

(e) Adequate provision has been made in the Books and Records for all Taxes payable in respect of the Business or the Assets.

(f) The Company has not received any notice from any Governmental Authority that it is taking steps to assess any additional Taxes against the Company for any period for which Tax Returns have been filed and there are no actual or pending audit investigations or other Actions of or against the Company by any Governmental Authority relating to Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company.

(g) The Company has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax return covering any Taxes for which the Company is or may be liable; (ii) the Company is required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess or collect Taxes for which the Company may be liable.

(h) None of the Vendors nor the Company are non‐residents of Canada within the meaning of the Tax Act.

(i) There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(j) The Company has duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act) and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Company.

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(k) Except for the acquisition of control that will occur by virtue of the execution of this Agreement, for purposes of the Tax Act or any other applicable Tax Law, no Person or group of Persons other than each of the Vendors have ever acquired control of the Company.

(l) None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province, territory or any other jurisdiction, has applied or will apply to the Company at any time up to and including the Closing Date in a manner that would give rise to material incremental Tax liabilities or material reduction in Tax attributes.

(m) The Company has not acquired property or services from, or disposed of property to, a non‐arm's length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(n) The only reserves under the Tax Act or any equivalent provincial or territorial Law anticipated by each of the Vendors to be claimed by the Company for the taxation year deemed under section 249(4) of the Tax Act to have ended as a result of the transactions consummated by this Agreement are set forth in Section 3.21(n) of the Disclosure Schedules.

(o) The Company is registered for GST purposes under Part IX of the Excise Tax Act (Canada) under registration number 799762935 RT0001.

(p) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(q) No Tax rulings have been requested or issued by any Tax authority with respect to the Company.

(r) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.

(s) The Company is a "Canadian‐controlled private corporation" as defined in the Tax Act and has been a Canadian‐controlled private corporation continuously since April 9, 2019.

3.22 Related Party Transactions

Except as set forth in Section 3.8(e), Section 3.22 or any other of the Disclosure Schedules, and except for the payment of dividends in the Ordinary Course:

(a) The Company has not made any payment or loan to, or have borrowed any monies from or will otherwise be indebted to, any officer, director, employee, trustee or shareholder or any Person with whom the Company is not dealing at arm's length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a "Related Person").

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(b) No Vendor nor any Affiliate of a Vendor (each, a "Related Party") will be a party to any Contract with the Company, no Related Party will be indebted to the Company and the Company will not be indebted to any Related Party.

(c) No Related Person: (i) will possess, directly or indirectly, any financial interest in, or will be a director, officer or employee of, any Person which is a competitor or material supplier, dealer, lessor or lessee of the Company; or (ii) will have any interest in any material assets used or held for use by the Company.

3.23 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of each of the Vendors or the Company.

3.24 Banking Information

A complete list of the Company's banking institutions, bank accounts, bank account numbers and signing authorities are set out in Section 3.24 of the Disclosure Schedules. A copy of the Company's bank reconciliation for the most recent period has been provided to the Purchasers and such reconciliation is true and correct in all material respects.

3.25 Books and Records

The Books and Records of the Company, all of which have been made available to Purchasers, are complete and correct in all material respects and have been maintained in accordance with standard business practices. The minute books of the Company contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. At the Closing, all of the Books and Records will be in the possession of the Company.

3.26 Full Disclosure

No representation or warranty by any of the Vendors in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchasers under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Purchasers, jointly and severally, represents and warrants to the Vendors that the statements contained in this Article 4 are true and correct as of the date hereof.

4.1 Corporate Status and Authorization of the Purchasers

Each of the Purchasers is a corporation incorporated and validly existing under the Laws of British Columbia and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Each of the Purchasers submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. Each of the Purchasers has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which they are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Purchasers of this Agreement and any other Transaction Document to which they are a party, the performance by each of the Purchasers of its obligations hereunder and thereunder and the consummation of each of the Purchasers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Purchasers. This Agreement has been duly executed and delivered by each of the Purchasers, and (assuming due authorization, execution and delivery by the Vendors) this Agreement constitutes a legal, valid and binding obligation of each of the Purchasers enforceable against it in accordance with its terms. When each other Transaction Document to which each of the Purchasers is or will be a party has been duly executed and delivered by each of the Purchasers (assuming due authorization, execution and delivery by the Vendors), such Transaction Document will constitute a legal, valid and binding obligation of each of the Purchasers enforceable against it in accordance with its terms.

4.2 Validity of Consideration Shares

The Consideration Shares will, upon issuance in accordance with the terms of this Agreement, be duly and validly issued, as fully paid and non‐assessable.

4.3 Issued and Outstanding

The authorized capital of Adastra Holdings consists of an unlimited number of common shares, of which, as at the date hereof, 45,847,820 common shares are issued and outstanding, all of which are validly issued as fully paid and non‐assessable common shares.

4.4 Additional Securities

As at September 8, 2021, no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of Adastra Holdings or has any agreement, warrant, option, right or privilege (whether pre‐emptive or contractual) being or capable of becoming an agreement, warrant, option or right (whether or not on condition(s)) for the purchase or any other acquisition of any unissued securities of Adastra Holdings except: (i) 2,800,001 options to purchase Common Shares held by directors, officers, employees and consultants of Adastra Holdings; (ii) 24,067 agents' options to purchase Common Shares; and (iii) 8,335,992 warrants to purchase Common Shares.

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4.5 Regulatory Matters

No securities commission, the Exchange or any other similar regulatory authority has issued any order preventing or suspending trading of any securities of Adastra Holdings, and to Adastra Holdings' Knowledge, no such proceeding is pending, contemplated or threatened, and Adastra Holdings is not in default of any material requirement of Applicable Securities Laws.

4.6 Exchange Listing

The issued and outstanding Common Shares are listed and posted for trading on the Exchange and the Consideration Shares to be issued in connection with the transactions contemplated herein will be listed and posted for trading on the Exchange upon Adastra Holdings complying with the usual conditions imposed by the Exchange with respect thereto and Adastra Holdings is in material compliance with the by‐laws, rules and regulations of the Exchange.

4.7 Reporting Issuer

Adastra Holdings is a "reporting issuer" in each of the Provinces of British Columbia, Alberta, and Ontario, within the meaning of the Applicable Securities Laws in such provinces and is not in default of any material requirement of Applicable Securities Laws.

4.8 No Conflicts; Consents

The execution, delivery and performance by each of the Purchasers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, Notice of Articles, unanimous shareholder agreements or other constating documents of either of the Purchasers; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to either of the Purchasers; or (c) except as set forth in Section 4.8 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which either of the Purchasers is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Adastra Holdings in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.9 Adastra Holdings Disclosure Record

All documents and instruments comprising the Adastra Holdings Disclosure Record have been filed on a timely basis with the applicable securities authorities pursuant to applicable securities laws and the rules and policies of the Exchange, except where failure to do so would not have a material adverse effect on Adastra Holdings. Each of the documents and instruments comprising the Adastra Holdings Disclosure Record, at the time of its filing, complied in all material respects with the applicable requirements of securities laws and the rules and policies of the Exchange. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the documents and instruments constituting the Adastra Holdings Disclosure Record did not contain any material misrepresentation. To the knowledge of Adastra Holdings, the Adastra Holdings Disclosure Record (other than confidential treatment requests) is not the subject of ongoing review, comment or investigation by any Governmental Authority or the Exchange. Adastra Holdings has not filed any confidential material change report or equivalent which at the date of this Agreement remains confidential.

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ARTICLE 5

COVENANTS

5.1 Conduct of Business Before the Closing

(a) From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchasers (which consent shall not be unreasonably withheld or delayed), each of the Vendors shall, and shall cause the Company to: (i) conduct the Business of the Company in the Ordinary Course consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization and Business of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, each of the Vendors shall cause the Company to:

(i) preserve and maintain all of its Permits;

(ii) pay its debts, Taxes and other obligations when due;

(iii) maintain the Assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v) defend and protect its Assets from infringement or usurpation;

(vi) perform all of its obligations under all Contracts relating to or affecting its Assets or Business;

(vii) maintain the Books and Records in accordance with past practice;

(viii) not make any loans, advances or capital contributions to any Person;

(ix) not (A) make, change or revoke, or permit the Company to make, change or revoke, any Tax election, or file or cause to be filed an amended Tax Return unless required by Law or (B) make, or permit the Company to make, any change in any Tax or accounting methods or policies or systems of internal accounting controls, except to conform to changes in Laws related to Taxes or accounting requirements;

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(x) not (A) terminate (otherwise than for cause) the employment or services of any director, officer or manager or (B) grant any severance or termination pay to any director, officer or manager or any other employee except in the case of (A) as required under any existing Contract or Benefit Plan or as required by Law; and

(xi) comply in all material respects with all applicable Laws.

5.2 Access to Information

From the date hereof until the Closing, each of the Vendors shall, and shall cause the Company to: (a) afford the Purchasers and their respective Representatives full and free access to and the right to inspect during normal business hours all of the Assets, premises, Books and Records, Contracts and other documents and data related to the Company; (b) furnish the Purchasers and their respective Representatives with such financial, operating and other data and information related to the Company as the Purchasers or any of their respective Representatives may reasonably request; and (c) instruct the Representatives of each of the Vendors and the Company to cooperate with Purchasers in its respective investigation of the Company. Any investigation under this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of each of the Vendors or the Company. No investigation by Purchasers or other information received by Purchasers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by each of the Vendors in this Agreement.

5.3 No Solicitation of Other Bids

(a) Until the date that is the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, each of the Vendors shall not, and shall not authorize or permit any of its Affiliates (including the Company) or Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal; or (iv) open a data room, or disclose information to any Person concerning a possible Acquisition Proposal. Each of the Vendors shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning: (i) a merger, amalgamation, arrangement, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares in the capital, or other equity securities, of the Company; or (iii) the sale, lease, exchange or other disposition of substantially all or any significant portion of the Company's properties or assets.

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(b) In addition to the other obligations under this Section 5.3 and unless this Agreement is terminated in accordance with its terms, each of the Vendors shall promptly (and in any event within three Business Days after receipt thereof by each of the Vendors or its Representatives) advise the Purchasers orally and in writing of any: (i) Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iii) the identity of the Person making the same.

(c) Each of the Vendors agree that the rights and remedies for non‐compliance with this Section 5.3 shall include having such provision specifically enforced by any court of competent equitable jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchasers and that monetary damages would not provide an adequate remedy for the Purchasers.

5.4 Notice of Certain Events

(a) From the date hereof until the Closing, each of the Vendors shall promptly notify the Purchasers in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by each of the Vendors hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or threatened against, relating to or involving or otherwise affecting each of the Vendors or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Except in the limited circumstances set out in Section 5.4(c), the Purchasers' receipt of information under Sections 5.4(a)(ii) to (iv) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by each of the Vendors in this Agreement (including Section 7.2 and Section 8.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) If the Purchasers proceed to close the purchase and sale contemplated hereunder after receipt of due and reasonable notice of all material facts and particulars relating to Section 5.4(a), the Purchasers' receipt of such notice shall operate as a waiver and otherwise affect such underlying representation, warranty or agreement given or made by each of the Vendors in this Agreement (including Section 7.2 and Section 8.1(b)) and shall be deemed to amend or supplement the Disclosure Schedules.

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5.5 Resignations

On the Closing Date, each of the Vendors shall deliver to the Purchasers written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth in Section 5.5 of the Disclosure Schedules.

5.6 Confidentiality

During the Interim Period and after the Closing Date each of the Vendors shall, and shall cause any Affiliates of each of the Vendors to, hold, and shall use their commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that each of the Vendors can show that such information: (a) is generally available to and known by the public through no fault of any of the Vendors, or any Affiliates or Representatives of any of the Vendors; or (b) is lawfully acquired by any of the Vendors, or any Affiliates or Representatives of any of the Vendors from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any of the Vendors, or any Affiliates or Representatives of any of the Vendors are compelled to disclose any information by judicial or administrative process or by other requirements of Law, each of the Vendors shall promptly notify the Purchasers in writing and shall disclose only that portion of such information that each of the Vendors are advised by their counsel in writing is legally required to be disclosed; provided that, at the request and sole cost of the relevant Purchaser, each of the Vendors shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.7 Personal Information Privacy

The Purchasers shall at all times comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchasers by each of the Vendors or the Company under this Agreement. The Purchasers shall only collect, use or disclose such Personal Information for the purposes of investigating the Company and the Business as contemplated in this Agreement and completing the transactions contemplated in this Agreement. The Purchasers shall safeguard all Personal Information collected from any of the Vendors or the Company in a manner consistent with the degree of sensitivity of the Personal Information and maintain at all times the security and integrity of the Personal Information. The Purchasers shall not make copies of the Personal Information or any excerpts thereof or in any way recreate the substance or contents of the Personal Information. If the purchase of the Shares is not completed for any reason the Purchasers shall return all Personal Information to the Vendors or destroy such Personal Information at the Vendors' request.

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5.8 Non‐Competition; Non‐Solicitation

(a) For a period of 5 years commencing on the Closing Date (the "Restricted Period"), each of the Vendors shall not, and shall not permit any of its Affiliates, directly or indirectly, without the prior written consent of the Purchasers to: (i) engage in or assist others in engaging in the Business in the Province of British Columbia (the "Restricted Jurisdiction"); (ii) have an interest in any Person whose business is competitive, directly or indirectly, with the Business, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; (iii) acquire any Person who engages in, or intends to engage in, the Business, or (iv) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each of the Vendors may own, directly or indirectly, solely as an investment, securities of any Person traded on any stock exchange if the respective Vendor is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(b) During the Restricted Period, each of the Vendors shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Employee, Purchaser Employee, or Independent Contractor engaged by the Purchasers or its Affiliates, or encourage any Employee, Purchaser Employee, or Independent Contractor engaged by the Purchasers or its Affiliates to leave his or her employment or position, or hire or engage, as applicable, any Employee, Purchaser Employee, or Independent Contractor engaged by the Purchasers or its Affiliates who has left such employment or position, except pursuant to a general solicitation that is not directed specifically to any such individual; provided that nothing in this Section 5.8(b) shall prevent any of the Vendors or any of its Affiliates from soliciting, hiring or engaging, as applicable: (i) any Employee, Purchaser Employee, or Independent Contractor engaged by the Purchasers or its Affiliates whose employment or engagement has been terminated by the Company or Purchasers; or (ii) after 365 days from the date of termination of employment or engagement, any Employee, Purchaser Employee, or Independent Contractor engaged by the Purchasers or its Affiliates whose employment or engagement has been terminated by the Employee, Purchaser Employee, or Independent Contractor engaged by the Purchasers or its Affiliates, as applicable.

(c) During the Restricted Period and within the Restricted Jurisdiction, each of the Vendors shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, or customers of the Company, the Purchaser or its Affiliates or potential clients or customers of the Company, the Purchaser or its Affiliates for purposes of diverting their business or services from the Company, the Purchasers or its Affiliates.

(d) Each of the Vendors acknowledges that a breach or threatened breach of this Section 5.8 would give rise to irreparable harm to the Purchasers, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by any of the Vendors of any such obligations, the Purchasers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

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(e) Each of the Vendors acknowledges that the restrictions contained in this Section 5.8 are reasonable and necessary to protect the legitimate interests of the Purchasers and constitute a material inducement to the Purchaser entering into this Agreement and consummating the transactions contemplated by this Agreement. The covenants contained in this Section 5.8 and each provision hereof is severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) The parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any "restrictive covenants" (as defined in section 56.4(1) of the Tax Act) granted by each of the Vendors under this Agreement with respect to the Business carried on by the Company (collectively, the "Restrictive Covenants"). Accordingly, the parties hereto acknowledge and agree that: (i) no proceeds shall be received or receivable by any of the Vendors for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares. In furtherance of the foregoing, the Purchaser agrees to co‐operate with each of the Vendors and to execute the requisite tax election should a Vendor elect to take advantage of and prepare and file such an election.

5.9 Non‐Disparagement

Each of the Vendors shall not, directly or indirectly, in any manner whatsoever, including either individually, in partnership, jointly or in conjunction with any other Person, or as principal, agent, director, officer, employee, consultant or shareholder, defame or actively disparage the commercial, business or financial reputation of the Company, Purchasers or their Affiliates, any of their products or services, or any of their respective shareholders, employees, officers or directors.

5.10 Books and Records

(a) To facilitate the resolution of any claims made against or incurred by any of the Vendors before the Closing, or for any other reasonable purpose, for a period of five years after the Closing, the Purchasers shall:

(i) retain the Books and Records (including personnel files) of the Company relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Company; and

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(ii) upon reasonable notice, afford each of the Vendors and Representatives of each of the Vendors reasonable access (including the right to make, at Vendor's expense, photocopies), during normal business hours, to the Books and Records.

(b) To facilitate the resolution of any claims made by or against or incurred by the Company after the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, each of the Vendors shall:

(i) retain the Books and Records (including personnel files) of each of the Vendors which relate to the Company and its operations for periods before the Closing; and

(ii) upon reasonable notice, afford the Purchasers and Representatives of each of the Purchasers or the Company reasonable access (including the right to make, at Purchasers' expense, photocopies), during normal business hours, to the Books and Records.

(c) Neither of the Purchasers nor any Vendor shall be obligated to provide the other party with access to any Books or Records (including personnel files) under this Section 5.10 where such access would violate any Law.

5.11 Pre‐Closing Tax Period and Closing Date Tax Year

(a) On or before the statutory due date, each of the Vendors shall prepare in accordance with applicable Law and past practice of the Company and after providing the Purchasers with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review and, in the case of any Tax Returns upon receipt of the Purchasers' approval, not to be unreasonably withheld, conditioned or delayed, file, on behalf of and in the name of the Company, all income Tax Returns of the Company required by Law to be filed for any Pre‐Closing Tax Period and for the taxation year of the Company that includes the Closing Date (the "Closing Date Tax Year").

(b) If the Purchasers, acting reasonably, disagree with any item in the Tax Returns for the Pre‐Closing Tax Period or the Closing Date Tax Year they shall provide a notice of disagreement (the "Notice") setting out the details of such disagreement, and the parties will use reasonable efforts to resolve such disagreement within 20 days failing which the parties shall submit the matter for resolution to an independent CPA firm whose decision shall be binding on the parties. If the parties cannot agree on an independent CPA firm each of the Vendors shall, within 25 days from the date of the Notice, provide three names of independent CPA firms with offices located in Vancouver, BC and the Purchasers shall select one of them within five days and that CPA firm (the "Selected CPA Firm") will be appointed to resolve the disagreement. The Selected CPA Firm will as promptly as practicable but in no event more than 30 days following its appointment, make a determination of the resolution of the disagreement based solely on written submissions made by the parties within 15 days of the appointment and which determination will be final and binding on the parties. The Company shall pay the fees and expenses of the Selected CPA Firm.

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(c) The parties will inform each other of, and co‐operate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Company in respect of any Pre‐Closing Tax Period or of any Tax Return required to be filed under the Tax Act for the Closing Date Tax Year.

(d) If the Purchasers or the Company receive an assessment or reassessment (each, an "Assessment") from any Governmental Authority in respect of any Tax Return in respect of any Pre‐Closing Tax Period or any Tax Return filed under the Tax Act for the Closing Date Tax Year, the Purchasers shall deliver or cause to be delivered to each of the Vendors a copy of the Assessment within 30 days of receiving the Assessment, provided that failure to do so shall not affect the indemnification provided hereunder except only to the extent that such Vendor shall have been actually prejudiced as a result of such failure. The parties will co‐operate in responding to or contesting any Assessment. If the Purchasers or the Company become entitled to a refund (or chooses to apply the amount otherwise refundable towards a payment of Tax in respect of a Tax period ending after the Closing Date) of all or a portion of any amount relating to an Assessment of which each of the Vendors have, by payment to the Purchasers or the relevant Governmental Authority, indemnified the Purchasers, then an amount equal to the refund, together with any interest received on it, shall be paid to each of the Vendors, net of any applicable Taxes, promptly after receipt of payment of the refund or notice from the relevant Governmental Authority of such application, as the case may be; provided that any such refund or application that is subsequently disallowed by the relevant Governmental Authority shall be paid by each of the Vendors to the Purchasers within 30 days of the disallowance. All amounts paid under this Section 5.11(d) shall be treated as an adjustment to the Purchase Price.

(e) Tax refunds and credits in respect of any Pre‐Closing Tax Period that are received or applied after the Closing Date by the Company to the extent not included in the Closing Working Capital, net of applicable Taxes of the Company on or before the Closing Date, shall be for the account of each of the Vendors and the Purchasers shall pay, or cause the Company to pay, to each of the Vendors such amount, within 30 days after receipt or reduction; provided that any such refund or application that is subsequently disallowed by the relevant Governmental Authority shall be paid by each of the Vendors to the Purchasers within 30 days of the disallowance. All amounts paid under this Section 5.11(e) shall be treated as an adjustment to the Purchase Price.

5.12 Closing Conditions

During the Interim Period, each party hereto shall, and each of the Vendors shall cause the Company to, use its commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6.

5.13 Public Announcements

Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or any of the terms hereof or otherwise communicate with any news media without the prior written consent of each of the Purchasers and each of the Vendors (which consent shall not be unreasonably withheld or delayed), and such parties shall cooperate as to the timing and contents of any such announcement.

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5.14 Month‐End Financial Statements

During the Interim Period, the Company will prepare the Month‐End Financial Statements and deliver the Month‐End Financial Statements to the Purchasers within 20 calendar days from the respective prior month‐end.

5.15 Non‐Current Liabilities

On or prior to Closing, each of the Vendors will cause the Company to extinguish or repay all Non‐Current Liabilities and will provide the Purchasers with reasonable evidence of the same.

5.16 Voluntary Resale Restrictions

Each of the Vendors acknowledges and agrees that the share certificates or Direct Registration System slips representing all the Consideration Shares will contain a restrictive legend to reflect the following restricted period:

(a) the Consideration Shares issued to each Vendor shall not be sold, transferred or otherwise disposed of until the date that is four (4) months from the Closing Date.

5.17 Further Assurances

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of All Parties

The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof.

(b) Each of the Vendors shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.5, and the Purchasers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.8, in each case, in form and substance reasonably satisfactory to the Purchasers and each of the Vendors and no such consent, authorization, order and approval shall have been revoked.

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(c) No Action shall have been commenced against the Purchasers, any of the Vendors or the Company that would prevent the Closing.

6.2 Conditions to Obligations of the Purchasers

The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchasers' waiver, at or before the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Vendors set out in Section 3.1, Section 3.3, Section 3.6 and Section 3.23, the representations and warranties of each of the Vendors contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Vendors set out in Section 3.1, Section 3.3, Section 3.6 and Section 3.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each of the Vendors shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, each of the Vendors shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against the Purchasers, any of the Vendors or the Company that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed in Section 3.5 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Purchasers, at or before the Closing.

(e) All consents, renunciations, authorizations or approvals of each applicable Governmental Authority and any other Person which, in the Purchaser's reasonable opinion, must be obtained prior to the Closing in order to give effect to: (i) the purchase of the Shares and the transactions contemplated herein; (ii) all other transactions related to the foregoing, including any approval of the Exchange (if applicable), having been obtained to the Purchaser's satisfaction or in accordance with any applicable Contracts or applicable Laws.

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(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Purchasers.

(h) The Purchasers shall have received a certificate, dated the Closing Date and signed by each of the Vendors, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(i) The Purchasers shall have received resignations of the directors and officers of the Company under Section 5.5.

(j) The Vendors shall have delivered to the Purchasers a certificate of good standing for the Company from the Registrar appointed under the Business Corporations Act (British Columbia) dated no more than one Business Day prior to the Closing Date.

(k) Each of the Vendors shall have delivered, or caused to be delivered, to the Purchasers share certificates representing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

(l) The Vendors shall have delivered, or caused to be delivered, to the Purchasers a copy of the Company's share register reflecting the transfer of the Shares to the Purchaser.

(m) The Vendors shall have delivered to the Purchasers documentation evidencing that all current or former employees, consultants and Independent Contractors of the Company have assigned any and all right, licence, claim or interest whatsoever in or with respect to any of the Corporate IP consistent with the representation and warranty set out in Section 3.12(e).

(n) The Vendors shall have remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Company and provide evidence of same to the Purchasers.

(o) The Vendors shall obtain any required consents triggered by the transactions contemplated pursuant to this Agreement from the entities listed in Section 3.5(c) of the Disclosure Schedules, in order for the Company to be compliant with its obligations pursuant to agreements with these entities, before the Closing Date.

(p) As of the Closing Date, the Company shall have at least $100,000 in Working Capital.

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(q) The Company shall have received a written release from Christopher Morrison, which release shall include a full and final release of the Company from any and all possible claims against the Company arising from any act, matter, or thing arising at or before the Closing Date, in the form reasonably pre‐approved by the Purchasers.

(r) Purchasers having completed and being satisfied with their due diligence investigations of the Company.

(s) The Vendors shall have delivered to the Purchasers such other documents or instruments as the Purchasers reasonably request and are reasonably necessary to consummate the transactions contemplated by the Agreement.

(t) The conditions set forth in this Section 6.2 are for the exclusive benefit of the Purchasers and may be waived by the Purchasers in writing in whole or in part on or before the Closing.

6.3 Conditions to Obligations of the Vendors

The obligations of each of the Vendors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the waiver of each of the Vendors at or before the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Purchasers set out in Section 4.1, the representations and warranties of the Purchasers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Purchasers set out in Section 4.1 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) The Purchasers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Purchasers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

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(d) All approvals, consents and waivers that are listed in Section 4.7 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to each of the Vendors, at or before the Closing.

(e) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to each of the Vendors.

(f) Each of the Vendors shall have received a certificate from each of the Purchasers, dated the Closing Date and signed by a duly authorized officer of each of the Purchasers, that each of the conditions set forth in Section 6.3(a)and Section 6.3(b) has been satisfied.

(g) Each of the Vendors shall have received a certificate of a duly authorized officer of each of the Purchasers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of the Purchasers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Each of the Purchasers shall have delivered to the Vendors a certificate of good standing for each of the respective Purchasers from the Registrar appointed under the Business Corporations Act (British Columbia) dated no more than one day prior to the Closing Date.

(i) Adastra Holdings shall have delivered to each of the Vendors the share certificates or DRS statements evidencing the Consideration Shares.

(j) The Purchasers shall have delivered to each of the Vendors such other documents or instruments as each of the Vendors, on behalf of the Vendors requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(k) The conditions set forth in this Section 6.3 are for the exclusive benefit of each of the Vendors and may be waived by each of the Vendors in writing in whole or in part on or before the Closing.

ARTICLE 7

INDEMNIFICATION

7.1 Survival

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided that the representations and warranties in:

(i) Section 3.1, Section 3.3, Section 3.23, Section 4.1, and Section 4.2 shall survive indefinitely; and

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(ii) Section 3.21 shall survive for the period ending on the date that is 60 days after the last date upon which a Governmental Authority is no longer entitled to assess or reassess the Company or Purchaser, as the case may be, in respect of Taxes (giving effect to any waiver or extension thereof).

(b) All covenants and agreements of the parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein (including as specified in Section 7.1(a).

(c) Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non‐ breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

7.2 Indemnification by the Vendors

Subject to the other terms and conditions of this Article 7, each of the Vendors shall indemnify and defend each of the Purchasers and their respective Affiliates (including the Company) and their respective Representatives (collectively, the "Purchaser Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any of the Vendors contained in this Agreement or in any certificate or instrument delivered by or on behalf of any of the Vendors under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non‐fulfillment of any covenant, agreement or obligation to be performed by any of the Vendors under this Agreement.

7.3 Indemnification by the Purchasers

Subject to the other terms and conditions of this Article 7, each of the Purchasers shall indemnify and defend each of the Vendors and their respective Affiliates and their respective Representatives (collectively, the "Vendor's Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, each of the Vendor's Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of each of the Purchasers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchasers under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

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(b) any breach or non‐fulfillment of any covenant, agreement or obligation to be performed by the Purchasers under this Agreement.

7.4 Limitation of Losses

The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) Each of the Vendors shall not be liable to the Purchaser Indemnitees for indemnification under Section 7.2 unless the amount of each single Loss exceeds $2,000, and until the aggregate amount of all qualifying Losses in respect of indemnification under Section 7.2 exceeds $5,000 in the aggregate (the "Basket"), in which event each of the Vendors shall be required to pay or be liable for Losses from the first dollar. The aggregate amount of all Losses for which a Vendor shall be liable under Section 7.2 shall not exceed the Purchase Price payable by the Purchasers to the Vendor.

(b) The Purchasers shall not be liable to the Vendor's Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket, in which event the Purchasers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Purchasers shall be liable under Section 7.3(a) shall not exceed the Purchase Price.

(c) Notwithstanding the foregoing, the limitations set forth in Section 7.4(a) and Section 7.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.3, Section 3.23, Section 4.1, and Section 4.2, or any Losses arising from negligence, fraud, or willful misconduct.

(d) Payments by an Indemnifying Party under Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other charge‐backs (it being agreed that the applicable party shall use commercially reasonable efforts to recover any insurance proceeds in connection with making a claim under this Article 7 and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified before the realization of reduction of such Losses).

(e) For purposes of this Article 7, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) An Indemnifying Party shall not be liable under this Article 7 for any Losses based upon or arising out of any inaccuracy in or breach by the Indemnified Party of any of the representations or warranties set out in this Agreement if the Indemnified Party had actual knowledge of such inaccuracy or breach before the Closing.

7.5 Indemnification Procedures

The party making a claim under this Article 7 is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article 7 is referred to as the "Indemnifying Party".

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(a) Third‐Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third‐Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defence; provided that, if the Indemnifying Party is a Vendor, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defence of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter‐claims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defence of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defence thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defences available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defence of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Each of the Vendors and the Purchasers shall cooperate with each other in all reasonable respects in connection with the defence of any Third Party Claim, including making available (subject to the provisions of Section 5.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out‐of‐pocket expenses) to the defending party, management employees of the non‐defending party as may be reasonably necessary for the preparation of the defence of such Third Party Claim.

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(b) Settlement of Third‐Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defence of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defence under Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6 Payments

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this Article 7, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non‐appealable adjudication by certified cheque or bank draft. The parties agree that, if the Indemnifying Party does not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non‐appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

7.7 Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8 Effect of Investigation

The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.2 or Section 6.3, as the case may be.

7.9 Exclusive Remedies

Subject to Section 5.7, and Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this Article 7. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this Article 7. Nothing in this Section 7.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or willful misconduct.

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ARTICLE 8

TERMINATION

8.1 Termination

This Agreement may be terminated at any time before the Closing:

(a) By the mutual written consent of each of the Vendors and the Purchasers.

(b) By the Purchasers by written notice to each of the Vendors, if:

(i) the Purchasers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the Vendors under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure has not been cured by such Vendor within 10 days of the Vendors' receipt of written notice of such breach from the Purchasers; or

(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Purchasers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date.

(c) By any of the Vendors by written notice to the Purchasers if:

(i) none of the Vendors are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchasers under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure has not been cured by the Purchasers within 10 days of Purchasers' receipt of written notice of such breach from the Vendors; or

(ii) any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of any of the Vendors to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date.

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(d) By the Purchasers or any of the Vendors if:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non‐appealable.

8.2 Effect of Termination

In the event of the termination of this Agreement in accordance with this Article 8, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any party hereto except:

(a) as set forth in Section 5.6, this Article 8 and Article 9; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE 9

MISCELLANEOUS

9.1 Expenses

Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.2 Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to the Vendors:

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	Email:	Chris@phytoextractions.ca

	Attention:	Christopher Morrison

If to the Purchaser	5451 ‐ 275 Street
or Adastra Holdings:	Langley, British Columbia V4W 3X8

	Email:	Michael@adastraholdings.ca

	Attention:	Chief Executive Officer and Director

9.3 Interpretation

For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.4 Independent Legal Advice

(a) Each of the Vendors acknowledges and agrees that Clark Wilson LLP has acted as counsel to the Purchasers and that Clark Wilson LLP is not protecting the rights or interests of any of the Vendors or the Company. Each of the Vendors acknowledges and agrees that the Purchasers and Clark Wilson LLP have given each of them the opportunity to seek, and have recommended that each obtain, independent legal advice with respect to the subject matter of this Agreement and, further, each of the Vendors hereby represents and warrants to the Purchasers that it has sought independent legal advice or waives such advice.

(b) Each of the Vendors acknowledges and agrees that Segev LLP has acted as counsel to the Company and is not protecting the rights or interests of any other Vendors. Each of the Vendors acknowledges and agrees that the Company and Segev LLP have given each of them the opportunity to seek, and have recommended that each obtain, independent legal advice with respect to the subject matter of this Agreement and, further, each of the Vendors hereby represents and warrants to the Company that it has sought independent legal advice or waives such advice.

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9.5 Headings

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.6 Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.7 Entire Agreement

This Agreement and the other Transaction Documents constitute the sole and entire agreements of the parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.8 Successors and Assigns

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.9 No Third‐Party Beneficiaries

Except as provided in Article 7, this Agreement is for the sole benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.10 Amendment and Modification; Waiver

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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9.11 Governing Law; Forum; Choice of Language

(a) This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

(b) Any Action arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of British Columbia, and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such Action. The parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

9.12 Specific Performance

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.13 Force Majeure

No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party's ("Impacted Party") reasonable control, including, without limitation, the following force majeure events (each a "Force Majeure Event"): (a) acts of God; (b) flood, fire, earthquake, tsunami, epidemics, pandemics or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or Law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labour stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; and (j) other similar events beyond the reasonable control of the Impacted Party. Notwithstanding the foregoing, an event will only be considered a Force Majeure Event if the event has caused a material impact on the Company's ability to conduct the Business for a material duration of time. For greater certainty, a force majeure event will not include the COVID‐19 pandemic and its variants.

9.14 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADASTRA LABS INC.

By:	/s/ Donald Reed Dinsmore
Name: Donald Reed Dinsmore
Title: Director

ADASTRA HOLDINGS LTD.

By:	/s/ Donald Reed Dinsmore
Name: Donald Reed Dinsmore
Title: Chief Operating Officer, Corporate
Secretary and Director

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VENDORS SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

1269590 B.C. LTD.

By:	/s/ Donald Prasad
Name: Donald Prasad
Title: Officer

TOTAL FITNESS HEALTH AND WELLNESS CENTER LTD.

By:	/s/ Adam Fedoriuk
Name: Adam Fedoriuk
Title: Shareholder

By:	/s/ Christopher J. Morrison
CHRISTOPHER J. MORRISON

By:	/s/ Jonathan Edwards
JONATHAN EDWARDS

By:	/s/ Vern Bergen
VERN BERGEN

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VENDORS SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

By:	/s/ Jared Wheatley
JARED WHEATLEY

By:	/s/ Cheryl Willix
CHERYL WILLIX

By:	/s/ Andrew Willix
ANDREW WILLIX

By:	/s/ Mark Persinger
MARK PERSINGER

By:	/s/ Eugene Clarke
EUGENE CLARKE

By:	/s/ Alex Kos
ALEX KOS

By:	/s/ Nathaniel Gray
NATHANIEL GRAY

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VENDORS SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

By:	/s/ Justin Robert Brajovic
JUSTIN ROBERT BRAJOVIC

END OF DOCUMENT

(except Schedules which are attached hereto and form part of this Agreement)